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                                                                    EXHIBIT 23.3


                       [LETTERHEAD OF ERNST & YOUNG LLP]


                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the 2000 Stock Option Plan & 2001 Stock Compensation Plan of Inforetech Wireless Technology, Inc. and related reoffer prospectus, and to the incorporation by reference therein of our report dated March 23, 2001, with respect to consolidated financial statements for the years ended December 31, 2000 and 1999 of ProShot Golf, Inc. included in Inforetech Wireless Technology, Inc.'s Current Report (8-K/A) filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP



Vancouver, Canada
November 13, 2001                           Chartered Accountants